Exhibit 10.1

2004 Salaried Employee Performance Incentive Award Program

The 2004 Salaried Employee performance Incentive Award Program is available to all salaried employees.  Under the program, an individual’s bonus is determined based on a combination of company performance and individual performance.

The portion attributable to the company’s performance is determined quarterly for each participant based on target levels of revenue growth and EBIT (earnings before interest and taxes) performance.  The quarterly targets for revenue growth and EBIT are set at the beginning of the plan year and are the same for all participants.  If either revenue growth or EBIT does not exceed a minimum level, no bonus will be awarded under the program.  The bonus amounts based on company performance are paid after the end of the quarter.

An additional 50% of the quarterly amounts paid to each participant based on company performance for the first and second half of the year also establish the “target individual bonus” that may be earned based on individual performance.  Individual performance is assessed at mid-year and again at year end, and each participant is assigned an overall individual performance score.  Each individual performance score corresponds to a predetermined percentage (ranging from 0% to 180%) of the target individual bonus that will be awarded to the individual.  The bonus amounts based on individual performance are paid semiannually.